Exhibit 10.2

Separation Agreement and Release of Claims

Gordon E. Devens

This Separation Agreement and Release of Claims (the “Agreement”), dated as of January 27, 2017, is between XPO Logistics, Inc., and Gordon E. Devens (“you”) and memorializes our mutual agreement and understanding in connection with your resignation from employment with XPO Logistics, Inc. (“XPO”) and its Affiliates (as defined in Section 11(g) below) (collectively, the “Company”), and the settlement of potential claims arising out of the termination of your employment as noted below. This Agreement shall become effective as set forth in Section 4 below. Accordingly, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and you (the “Parties”) hereby agree as follows:
1.Termination of Employment and Other Offices.
(a)This Agreement confirms the termination of your employment effective as of February 15, 2017 (the “Termination Effective Date”). Provided you have not revoked this Agreement pursuant to Section 4(b) below, or breached, violated or failed to comply with any provision of this Agreement, your Employment Agreement effective as of February 9, 2016 (the “Employment Agreement”), or the Equity Grant Agreements (as defined below), regardless of the extent, if any, to which such provisions may be enforced under applicable law, the Company shall pay to you (i) the total amount of $250,000 (two hundred and fifty thousand dollars), representing 6 months’ severance at your current Base Salary, payable in 12 (twelve) equal biweekly installments of $20,833.00 (less applicable withholdings) pursuant to the Company’s regular payroll practices commencing with the payroll period immediately following the Termination Effective Date (the “Severance Payment”), (ii) an annual bonus for 2016 of $500,000 (five hundred thousand dollars) (less applicable withholdings), (iii) a lump sum payment for any unpaid Base Salary accrued through the Termination Effective Date, and (iv) a lump sum amount for accrued but unused vacation and personal leave time through the Termination Effective Date. The payments referred to in Section 1(a) (ii) and (iii) shall be paid within 30 days following the Termination Effective Date. Upon submission of required documentation and forms, the Company will also reimburse you for any business expenses incurred before the Termination Effective Date for which you have not already been reimbursed, subject to and in accordance with the Company’s travel and entertainment policy.
(b)On the Termination Effective Date, you will (i) return all Company property pursuant to Section 5 below, and (ii) resign, and cooperate with the Company in effecting your resignation from any office or position with the Company or its employee benefit plans and trusts, including but not limited to any and all positions as a director or officer of the Company, or as administrator, trustee or participant in or of any Company employee benefit plan or related trust, or otherwise, and taking reasonable steps to remove your personal information from subsequent public documents.
(c)Assuming you have not revoked this Agreement pursuant to Section 4(b) below or breached, violated or failed to comply with any provision of this Agreement, your Employment Agreement, or the Equity Grant Agreements (as defined below), regardless of the extent, if any, to which such provisions may be enforced under applicable law, the Company shall reimburse you for premiums paid by you for continued group health insurance coverage through the Company under COBRA for six (6) months following the Termination Effective Date, or such earlier date on which you become covered by substitute group health insurance (as to which you shall notify the Company within five (5) days after you become aware of the date on which you will be covered by substitute group health insurance), subject to: (A) your timely election to continue such COBRA coverage, (B) your payment of such premiums (where applicable), and (C) your submission to the Company of appropriate evidence of your payment of such premiums (where applicable).
2.Treatment of Equity Grants and 2015 Additional Bonus.
(a)You acknowledge that (i) except as set forth in Section 2(c), all of your unvested and unsettled equity awards from the Company shall be forfeited as of the Termination Effective Date, (ii) all of your awards shall remain subject to the applicable forfeiture and clawback provisions of such awards as set forth in the Employment Agreement and the applicable Equity Grant Agreements and the Plan (as defined below), (iii) Section 11(q) of your Employment Agreement (“Lock Up Provision”) shall remain in full force and effect in accordance with its terms, including a lock up on sales of shares through September 2, 2018 (or, if earlier, upon Death, a Change of Control or with Company approval), and (iv) all other provisions regarding the exercise, transfer, lock-up, forfeiture, clawback or settlement of any vested or unvested equity award will continue to be governed by and subject to the terms and conditions of the respective Equity Grant Agreements, the Employment Agreement and the Plan.
(b)Except as explicitly provided for in Sections 1 or 2 hereof, and any payment for an Extended Non-Compete Period (as defined in Section 8(c) of the Employment Agreement) or benefits payable per the terms of any Company benefit plan other than the Equity Grant Agreements, you shall not be entitled to any other compensation or benefit of any kind from the Company, including but not limited to any compensation referenced in Sections 3 and 6 of the Employment Agreement.
(c)Reference is made to the following equity grant agreements:
(1) Option Award Agreement Under The XPO Logistics, Inc. Amended and Restated 2011 Omnibus Incentive Compensation Plan (the “Plan”), dated as of November 14, 2011 (the “Option Agreement”);
(2) Performance-Based Restricted Stock Unit Award Agreement under the Plan, dated as of February 15, 2013 (the “2013 Equity Grant Agreement”);
(3) Performance-Based Restricted Stock Unit Award Agreement under the Plan, dated as of March 14, 2014 (the “2014 Equity Grant Agreement”);
(4) Performance-Based Restricted Stock Unit Award Agreement under the Plan, dated as of February 27, 2015 (the “2015 Equity Grant Agreement”); and
(5) Performance-Based Restricted Stock Unit Award Agreement under the Plan, dated as of February 9, 2016 (the “2016 Equity Grant Agreement”, and collectively with the Option Agreement, the 2013 Equity Grant Agreement, the 2014 Equity Grant Agreement, the 2015 Equity Grant Agreement, and the 2016 Equity Grant Agreement, the “Equity Grant Agreements”).
As of the Termination Effective Date,
(i) your vested stock options granted under the Option Agreement shall remain exercisable through the date that is three months after the Termination Effective Date and shall remain subject to the Lock Up Provision;
(ii) you shall immediately vest in 11,429 Restricted Stock Units granted under the 2013 Equity Grant Agreement, which shall remain subject to the Lock Up Provision;
(iii) subject to the achievement of the Performance Goal determined in accordance with Section 3(b) of the 2014 Equity Grant Agreement or, if earlier, upon a Change of Control (as defined in the Plan), you will continue to be eligible to vest, pursuant to the terms of the 2015 Equity Grant Agreement, in 34,715 performance-based restricted stock units under the 2014 Equity Grant Agreement, which represents a number of performance-based restricted stock units equal to the product of (x) 48,062 and (y) a fraction, the numerator of which is the number of days from March 14, 2014 through the Termination Effective Date and the denominator of which is the number of days from March 14, 2014 through April 2, 2018, and which shall remain subject to the Lock Up Provision;
(iv) subject to the achievement of the Performance Goal determined in accordance with Section 3(b) of the 2015 Equity Grant Agreement or, if earlier, upon a Change of Control (as defined in the Plan), you will continue to be eligible to vest, pursuant to the terms of the 2015 Equity Grant Agreement, in 10,863 performance-based restricted stock units under the 2015 Equity Grant Agreement, which represents a number of performance-based restricted stock units equal to the product of (x) 17,073 and (y) a fraction, the numerator of which is the number of days from February 27, 2015 through the Termination Effective Date and the denominator of which is the number of days from February 27, 2015 through April 2, 2018, and which shall remain subject to the Lock Up Provision;
(v) assuming the Compensation Committee has certified the achievement of Performance Goals, you will vest in 43,630 performance-based restricted stock units with respect to 2016 under the 2016 Equity Grant Agreement; and
(vi) the Company will permit the cashless exercise of your stock options and warrants.
(d)Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For federal income tax purposes, the payments and other benefits provided under this Agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and this Agreement shall be interpreted, operated and administered in a manner consistent with this intention. The provisions of Sections 11(m) of your Employment Agreement regarding Code Section 409A will apply to any payment made under this Agreement.
(e)Without limiting any other provision of this Agreement, if you die on or after the Termination Effective Date, your heirs, beneficiaries or estate, as their respective interests may appear (but without duplication), shall be entitled to receive or continue to receive those amounts that would otherwise have been due and payable to you pursuant to Sections 1 and 2 hereof.

(f)Reference is made to Section 3(b) of the Employment Agreement. Without otherwise limiting or waiving its rights under the Employment Agreement or otherwise (including, without limitation, to change the characterization of your termination of employment with the Company), the Company hereby waives its right to compel you to repay any portion of the 2015 Additional Bonus (as defined in the Employment Agreement) pursuant to clause (iii) of the proviso to the second sentence of Section 3(b) of the Employment Agreement.
3.Release.
(a)For and in consideration of the covenants and agreements of the Company in this Agreement, which you acknowledge and agree are greater than those to which you would be entitled under (i) any offer or promotion letters extended to you by the Company or any of its predecessors (collectively, “Offer Letters”), (ii) the Employment Agreement, (iii) any equity grant agreements between you and the Company, including but not limited to the Equity Grant Agreements and/or any of the plans described in Section 2, (iv) any other agreements between you and the Company, and (v) the Company severance policy as in effect from time to time (the “Severance Policy”), as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to the Company to enter into this Agreement, you hereby knowingly and voluntarily waive, release, acquit and forever discharge the Company and their respective shareholders, predecessors, successors, assigns, agents, directors, officers, employees, attorneys, insurers, representatives and Affiliates, and all Persons (as defined in Section 11(g) hereof) acting by, through, under or in concert with any of them (collectively, the “Releasees”), from any and all charges, complaints, claims, liabilities, judgments, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and expenses) of any nature whatsoever, known or unknown, suspected or unsuspected (collectively, “Claims”), which, from the beginning of time up to and including the Effective Date of this Agreement (as defined in Section 4(b) below), exist, have existed or can, shall or may hereafter exist or arise, based on any matter, cause thing or facts whatsoever occurring on or prior to the Effective Date, including without limitation any Claims for or relating to any such Offer Letters, the Employment Agreement, the Equity Grant Agreements, the Severance Policy, your employment or the termination of your employment with the Company, and any foreign, federal, state, provincial, municipal and local laws, rules or regulations, including but not limited to any laws relating to securities, contracts, torts, labor, employment, civil rights, anti-discrimination and other laws and any other restrictions on the Company’s rights with respect to the termination, for whatever reason, of the employment of its employees, including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974; the Older Workers Benefit Protection Act of 1990 (“OWBPA”); and the Worker Adjustment and Retraining Notification Act (and any state or local analogs thereto), in each case which you or any of your heirs, executors, administrators, legal representatives, successors-in-interest and/or assigns ever had, now have or at any time hereafter may have, own or hold against any of the Releasees (collectively, the “Released Claims”); provided, however, that the Released Claims do not include: (A) Claims that cannot by law be released by private agreement; (B) any Claim to be indemnified by the Company under and to the extent of the applicable terms and provisions of the Company’s charter, certificate or articles of incorporation, or by-laws; (C) your right to file a charge, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission ("EEOC"), a comparable state or municipal fair employment agency or the National Labor Relations Board (“NLRB”); (D) your right to participate in any investigation or proceeding conducted by the EEOC or such state or municipal agency or the NLRB; or (E) your right to enforce this Agreement; provided further, however, that you knowingly and voluntarily release, discharge and waive your personal right to any monetary compensation, damages, attorneys’ fees and costs, or other compensation in the event such charges or challenges identified in subparagraphs (A), (C) or (D) are filed.
(b)By executing this Agreement, (i) you hereby represent that (A) you have complied with, and have not breached, violated or failed to comply with, any provision of this Agreement, your Employment Agreement, or the Equity Grant Agreements, and all known Company policies and procedures during the period of your employment, regardless of the extent, if any, to which such provisions may be enforced under applicable law, and (B) you have not filed or permitted to be filed with any court, governmental or administrative agency, or arbitration tribunal, any of the Released Claims; (ii) you hereby waive any right that you may have ever had or may now have to commence a Released Claim against the Releasees; (iii) you hereby represent that you have not transferred or assigned to any other person any of the Released Claims; and (iv) you further covenant and agree not to bring or knowingly participate in any Released Claim or to encourage or permit any such Released Claim to be filed by any other Person on your behalf. You agree further that you will pay the Company for all costs incurred by the Company because of your breach of any of these covenants, including reasonable attorneys' fees and expenses incurred in defending against any claim brought by you in contravention of this provision; provided, however, that this payment provision shall not apply to the extent it would be inconsistent with applicable federal regulations regarding the ADEA and OWBPA. In the event of a successful challenge by you of your ADEA and OWBPA waiver and subsequent success on the merits of an ADEA discrimination claim, a federal court may order that the monies paid to you pursuant to this Agreement be repaid or set off against any recovery but only up to the amount of any recovery by you.

(c)You fully understand that, if any fact with respect to any Claims covered by this Agreement is found after the execution of this Agreement to be other than or different from the facts now believed by you to be true, you expressly accept and assume that this Agreement and your release and waiver of such Claims shall remain effective, notwithstanding such difference in facts. You understand and acknowledge the significance and consequences of this Agreement and of the waivers and release of Claims contained in this Agreement, and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims, if any.
(d)Neither this Agreement nor the consideration provided under it nor compliance with it shall be construed as an admission by the Company or by you of any liability or violation of any law, statute, duty, contract, covenant or order.
(e)In consideration of the payments and benefits to be received by you hereunder, and as a condition precedent to your receipt of the payments and benefits set forth in Sections 1 and 2 above, you agree to execute a release in the form set forth herein for all Claims to and including the Termination Effective Date.
4.ADEA Waiver, Waiting and Revocation Periods.
(a)Because of the scope of the release and waiver of Claims contained in this Agreement, you are hereby advised to consult with counsel of your own choosing prior to executing it. Additionally, you are advised that you have a period of 21 days from the date this Agreement is presented to you in which to consider its terms and determine whether to execute it. If you do not decide to execute the Agreement within that time frame, it shall be deemed rejected by you and withdrawn by the Company without further action.
(b)In the event you accept this Agreement by executing it below, you shall have seven (7) days from the date of your execution to revoke your acceptance. Accordingly, this Agreement shall not be deemed effective or enforceable until the eighth day after you execute it (the “Effective Date”). Any revocation must be submitted by writing sent to the Company at the address specified in Section 11(a), by certified mail post-marked no later than the seventh (7th) day after the Agreement is signed by you (unless that day is a Sunday or a holiday, in which event the period is extended to the next day there is mail service).
(c)By executing the Agreement below, you acknowledge that: (i) you have carefully read and fully understand all of its terms, including its legal effects; (ii) you have agreed to its terms voluntarily, without coercion or duress, and of your own free will; (iii) you understand that you are releasing the Releasees (as defined in Section 3(a) above) from any and all claims you may have against them, except those explicitly excluded; (iv) you understand that this Agreement is final and binding, except if timely revoked as set forth above; (v) you have knowingly and voluntary waived your rights under the ADEA and OWBPA; and (vi) if you have chosen to sign this Agreement prior to the expiration of the twenty-one (21) day consideration period, you have waived your right to consider the Agreement for the entire twenty-one (21) day period.
5.Company Property. You hereby represent and agree that, on the Termination Effective Date, you will deliver to the Company all documents, data, information, work product and tangible things in whatever form, as well as all copies thereof, in your possession, custody or control that (a) belong to the Company, its customers or business partners, (b) contain the Company’s Confidential Information (as defined in Section 8(a) of your Employment Agreement) or (c) relate to your employment and/or affiliation with the Company (collectively, “Company Property”). Such Company Property includes but is not limited to: removable storage devices and hard drives; handbooks, manuals and policies; confidential information memoranda relating to the Company or any acquisition target presented to the Company (whether the Company acted on such opportunity or not); keys, badges and access cards; credit or charge cards; printers, smart phones, cell phones, iPads, tablets and computers of or belonging to or issued in the name of the Company (unless otherwise agreed in writing by the Company and subject to compliance with the Company’s information technology processes for removal of any licensed software, Confidential Information or other proprietary data from any and all such devices that you are permitted to retain); all membership cards for memberships maintained by or in the name of the Company; all usernames, passwords and access codes; all Confidential Information; and all documents, records and files. You agree that (1) you will not retain Company Property in any form following the Termination Effective Date, (2) any information reflected or contained in any Company Property constitutes Confidential Information for purposes of Section 8 of the Employment Agreement and (3) you will not tamper with, alter, delete or destroy any Company Property, documents, records or data contained in any location, including but not limited to any information contained on any Company-provided computer or electronic device, system, database, server, portal or network, including but not limited to re-setting electronic devices to their default settings.
6.Nondisclosure. You agree and acknowledge your continuing obligation to hold in the strictest confidence and not directly or indirectly use or disclose any Confidential Information.
7.Affirmation of Restrictive Covenants. You hereby acknowledge and affirm the continuing effect of the restrictive covenants set forth in Section 7 and Section 8 of the Employment Agreement, including the Company’s right to extend the duration of such restrictions on the terms provided therein, provided, however, that the first sentence of Section 8(c) of the

Employment Agreement shall be modified to read as follows: “The Company shall have the right to extend the Non-Compete Period for up to 4 additional 6-month periods.”
8.Cooperation. Section 8(g) of the Employment Agreement is modified by adding a final sentence to the provision, as follows: “Without limiting the generality of the foregoing, you specifically agree to cooperate with the Company in connection with litigation involving the Company, including but not limited to making yourself available for assistance to the Company’s counsel, attendance at court proceedings, and preparation and testimony at such times and in such manner as the Company may request, for which the Company shall compensate you at a rate of $250 (two hundred and fifty dollars) per hour and reimburse you for expenses reasonably incurred by you in connection with any such cooperation occurring after the Termination Effective Date.
9.Remedies. You acknowledge and agree that the Company’s rights and interests as reflected in this Agreement (including Sections 5 through 8 inclusive) and Sections 6(e), (f) and (g), 7, 8 and 9 of the Employment Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for by damages in an action at law, and that the breach or threatened breach of any of these provisions would cause the Company irreparable harm. Accordingly, you agree that (a) in the event of a breach or threatened breach of any of the covenants contained in this Agreement or the Employment Agreement, the Company shall be entitled to immediate relief enjoining such breach or threatened breach in any court or before any judicial or arbitral body having jurisdiction over such a claim, and you waive any requirement that the Company post a bond or other security or prove that monetary damages are inadequate, and (b) in the event of a breach of any of the covenants contained in this Agreement or the Employment Agreement, the Company shall be entitled to a refund and/or forfeiture of any and all amounts paid to you under this Agreement or received by you pursuant to or with respect to the Equity Grant Agreements. All of the Company’s rights and remedies provided for in this Agreement are cumulative and in addition to any other rights and remedies provided for by law or in equity, including, except as explicitly stated otherwise in this Agreement, the Company’s rights or remedies in the Employment Agreement and Equity Grant Agreements. Consequently, all such remedies may, to the extent permitted by law or in equity, be exercised by the Company concurrently or separately. The exercise of any one right or remedy shall not be deemed to be an election of such right or remedy or to preclude the exercise or pursuit of any other right or remedy.
10.Severability/Blue-Penciling. It is the desire and intent of the Parties that the provisions of this Agreement and the Employment Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought, taking into consideration that this Agreement represents a negotiated settlement of certain potential liabilities of and contingencies faced by each Party. Accordingly, if any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any competent jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be so modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the legality, binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred on the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.Miscellaneous.
(a)    Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally, or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by overnight courier service via UPS or FedEx and, in each case, addressed as follows or to such other address as any Party may designate by notice to the others (or if it is sent through any other method agreed upon by the parties):
If to the Company:
XPO Logistics, Inc.
Five American Lane
Greenwich, CT 06831
Attention: Chief Human Resources Officer

If to you:
To your principal residence as listed in the records of the Company or as otherwise specified in a notice to the Company.
(b)    Your Representations and Acknowledgements. You represent, warrant and covenant that as of the date hereof: (i) you have the full right, authority and capacity to enter into this Agreement and (ii) you are ready, willing and able to perform your obligations hereunder and, to your knowledge, no reason exists that would prevent you from performing your obligations hereunder. You acknowledge that you have carefully read this Agreement and have given careful consideration to the restraints imposed upon you by this Agreement, and are in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its Affiliates now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, industry scope, time period and geographic area. You agree to comply with each of the covenants contained in Sections 7 and 8 of the Employment Agreement in accordance with their terms, and you shall not, and hereby agree to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the covenants contained in Sections 7 and 8 of the Employment Agreement. You further acknowledge that although your compliance with the covenants contained in Sections 7 and 8 of the Employment Agreement may prevent you, for the time periods to which you have agreed, from earning a livelihood in a business that is, or provides services, similar to any business or service of the Company or its Affiliates, your experience and capabilities are such that you have other opportunities to earn a livelihood and adequate means of support for you and your dependents. You acknowledge that the Company has advised you that it is in your best interest to consult with an attorney prior to executing this Agreement.
(c)    Governing Law; Arbitration; Consent to Jurisdiction; Waiver of Jury Trial.
(i)     This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of New York without reference to its principles of conflicts of law that would require the application of a different body of substantive law. You represent and agree that the Company has a substantial relationship with the State of New York, that the selection of New York substantive law as the governing law is reasonable and desirable by both Parties, and that you will not challenge such selection.
(ii)    Any claim initiated by you arising out of, in connection with or relating to this Agreement, or the breach thereof, or your employment, or the termination thereof, shall be resolved by binding arbitration before a single arbitrator in the City, County and State of New York administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(iii)Any claim initiated by the Company arising out of or relating to this Agreement, or the breach thereof, or your employment, or the termination thereof, shall, at the election of the Company be resolved in accordance with Section 11(c)(ii) or (iv) of this Agreement.
(iv)You hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the City, County and State of New York; provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 11(c) or enforcing any judgment or award obtained by the Company. You waive, to the fullest extent permitted by applicable law, any objection which you now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 11(c)(iv), and agree that you shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court. You further agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 11(c). You further agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 11(c)(iv) shall be conclusive and binding upon you and may be enforced in any other jurisdiction.
(v)JURY TRIAL WAIVER. THE PARTIES WISH THAT APPLICABLE LAWS APPLY TO THE RESOLUTION OF ANY DISPUTES ARISING UNDER THIS AGREEMENT AND THE SUBJECT MATTER HEREOF, AND THAT THEIR DISPUTES BE RESOLVED BY AN EXPERIENCED PERSON APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND APPLICABLE LAWS, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF, OR YOUR EMPLOYMENT, OR THE TERMINATION THEREOF OR ANY DOCUMENTS RELATED HERETO. YOU UNDERSTAND THAT THE WAIVER OF THE RIGHT TO A TRIAL BY JURY IS AN IMPORTANT RIGHT WHICH YOU HEREBY FOREGO.
(vi)The prevailing Party shall be entitled to recover all legal fees and costs (including reasonable attorneys’ fees and costs and the fees of experts and arbitrators) from the losing Party in connection with any claim arising out of or relating to this Agreement or the breach thereof, or your employment, or the termination thereof.
(d)    Entire Agreement: Amendment and Waiver. This Agreement, the Equity Grant Agreements, and the Employment Agreement (as amended hereby) collectively embody the entire agreement and understanding by and between the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any and all prior and contemporaneous understandings, agreements, arrangements, representations or communications (whether written or oral) by or between the parties relating to the subject matter hereof and thereof. Other than this Agreement, the Equity Grant Agreements, the Plan and the Employment Agreement, there are no other understandings, agreements, arrangements, representations or communications continuing in effect relating to the subject matter hereof and thereof. You are not signing this Agreement in reliance upon any promise, representation or warranty not expressly contained in this Agreement, the Equity Grant Agreements, the Plan or the Employment Agreement. Any oral representations regarding this Agreement shall have no force or effect. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each Party hereto. No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or of any other right, power or remedy. The waiver by any Party hereto of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or subsequent breach by such other Party.
(e)    Counterparts and Facsimile or Imaged Execution. This Agreement may be executed in two or more counterparts, and each such counterpart shall be an original instrument, but all such counterparts taken together shall be considered one and the same agreement, effective when one or more counterparts have been signed by each Party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any signed counterpart delivered by facsimile or imaged document (including “pdf”) shall be deemed for all purposes to constitute such Party’s good and valid execution and delivery of this Agreement.
(f)    No Construction Against Drafter. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, any rule of construction to the effect that ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
(g)    Other Construction and Interpretation Provisions. The use in this Agreement of the term “including” means ‘‘including, without limitation.” The words “herein”, “hereof’, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and attachments mean such provisions of this Agreement, except where otherwise stated. The section headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. If, and wherever, specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Unless otherwise provided herein, the measure of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, except that, if no corresponding date exists, the measure shall be the next day of the following month or year. The term “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term ‘‘Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business, and any other entity, including a governmental entity such as a domestic or foreign government or political subdivision thereof, whether on a federal, state, provincial or local level and whether legislative, executive, judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof. In the event of a conflict between the terms of the Employment Agreement and this Agreement, the terms of this Agreements shall control.
(h)    Binding Effect. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, representatives, heirs and estates, as applicable. This Agreement shall not be assignable by you without the prior and appropriately authorized written consent of the Company. Except as expressly provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors, permitted assigns, representatives, heirs and estates, as applicable.
(i)    Continuing Effect of Employment Agreement. Except as expressly modified by this Agreement, the terms of the Employment Agreement remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Employment Agreement.
(j)    Expenses/Taxes. Except as explicitly provided in Section 11(c)(vi) hereof, each Party hereto shall bear his or its own expenses incurred in connection with this Agreement (including legal, accounting and any other third party fees, costs and expenses and all federal, state, local and other taxes and related charges incurred by such Party). All references herein to remuneration, compensation and other consideration payable by the Company hereunder to or for the benefit of you or your heirs, representatives, or estate are to the gross amounts thereof before reductions, set-off, or deduction for taxes and other charges referred to below, and all such remuneration, compensation and other consideration shall be paid net of and after reduction, set-off and deduction for any and all applicable withholding, F.I.C.A., employment and other similar federal, state and local taxes and contributions required by law to be withheld by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

    XPO LOGISTICS, INC.

/s/ Karlis P. Kirsis
Name:    Karlis P. Kirsis
Title: Vice President

/s/ Gordon E. Devens
Gordon E. Devens